UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549
                              SCHEDULE 13G/A
                              (Rule 13d-102)
                      INFORMATION TO BE INCLUDED IN
             STATEMENTS FILED PURSUANT TO RULE 13d-1(b), (c),
                      AND (d) AND AMENDMENTS THERETO
                     FILED PURSUANT TO RULE 13d-2(b)

                        The Boyds Collection, Ltd.
    -------------------------------------------------------------------------

                             (Name of Issuer)
                Common Stock, par value $0.0001 per share
    -------------------------------------------------------------------------
                      (Title of Class of Securities)
                               103354 10 6
    -------------------------------------------------------------------------
                              (CUSIP Number)
                                May, 2000
    -------------------------------------------------------------------------
          Date of Event which Requires Filing of this Statement)
Check the appropriate box to  designate the rule  pursuant to which  this
Schedule is filed:

    /  / Rule 13d-1(b)
    /  / Rule 13d-1(c)
    /  / Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                             SCHEDULE 13G
CUSIP No.     103354 10 6                       Page 2 of 13

 1     Name of Reporting Person
       S.S. or I.R.S. Identification No. of Above Person:
               KKR 1996 Fund L.P.

 2     Check the Appropriate Box if a Member of a Group    (a)  / /
                                                           (b)  /X/

 3     SEC Use Only

 4     Citizenship or Place of Organization
               Delaware

NUMBER OF SHARES       5    Sole Voting Power
ENEFICIALLY OWNED               32,987,654
BY EACH REPORTING
   PERSON WITH         6    Shared Voting Power
                                     0

                       7    Sole Dispositive Power
                                     32,987,654

                       8    Shared Dispositive Power
                                     0

 9     Aggregate Amount Beneficially Owned by Each Reporting Person
               32,987,654

 10    Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
       (See Instructions)                                   / /

 11    Percent of Class Represented by Amount in Row (9)
               55.3%

 12    Type of Reporting Person (See Instructions)
               PN

                             SCHEDULE 13G
CUSIP No.     103354 10 6                       Page 3 of 13


  1     Name of Reporting Person
        S.S. or I.R.S. Identification No. of Above Person:
                KKR Associates 1996, L.P.

  2     Check the Appropriate Box if a Member of a Group     (a) / /
                                                             (b) /X/

  3     SEC Use Only

  4     Citizenship or Place of Organization
                Delaware

 NUMBER OF SHARES       5    Sole Voting Power
BENEFICIALLY OWNED              32,987,654
 BY EACH REPORTING
    PERSON WITH         6    Shared Voting Power
                                      0

                        7    Sole Dispositive Power
                                      32,987,654

                        8    Shared Dispositive Power
                                      0

  9     Aggregate Amount Beneficially Owned by Each Reporting Person
                32,987,654

  10    Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)                                / /

  11    Percent of Class Represented by Amount in Row (9)
                55.3%

  12    Type of Reporting Person (See Instructions)
                PN

                             SCHEDULE 13G
CUSIP No.     103354 10 6                       Page 4 of 13


 1     Name of Reporting Person
       S.S. or I.R.S. Identification No. of Above Person:
                KKR 1996 GP L.L.C.

 2     Check the Appropriate Box if a Member of a Group    (a)/ /
                                                           (b)/X/
 3     SEC Use Only

 4     Citizenship or Place of Organization
               Delaware

NUMBER OF SHARES       5    Sole Voting Power
ENEFICIALLY OWNED               32,987,654
BY EACH REPORTING
   PERSON WITH         6    Shared Voting Power
                                     0

                       7    Sole Dispositive Power
                                     32,987,654

                       8    Shared Dispositive Power
                                     0

 9     Aggregate Amount Beneficially Owned by Each Reporting Person
               32,987,654

 10    Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
       (See Instructions)                                   / /


 11    Percent of Class Represented by Amount in Row (9)
               55.3%

 12    Type of Reporting Person (See Instructions)
               OO

                             SCHEDULE 13G
CUSIP No.     103354 10 6                       Page 5 of 13


 1     Name of Reporting Person
       S.S. or I.R.S. Identification No. of Above Person:
               KKR Partners II, L.P.

 2     Check the Appropriate Box if a Member of a Group   (a)  / /
                                                          (b)  /X/

 3     SEC Use Only

 4     Citizenship or Place of Organization
               Delaware

NUMBER OF SHARES       5    Sole Voting Power
BENEFICIALLY OWNED             1,589,353
BY EACH REPORTING
 PERSON WITH           6    Shared Voting Power
                                    0

                        7   Sole Dispositive Power
                                1,589,535

                        8    Shared Dispositive Power
                                     0

  9     Aggregate Amount Beneficially Owned by Each Reporting Person
                1,589,353

  10    Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)                                 / /

  11    Percent of Class Represented by Amount in Row (9)
                2.7%

  12    Type of Reporting Person (See Instructions)
                PN

                             SCHEDULE 13G
CUSIP No.     103354 10 6                       Page 6 of 13


  1     Name of Reporting Person
        S.S. or I.R.S. Identification No. of Above Person:
                KKR Associates (Strata) L.P.

  2     Check the Appropriate Box if a Member of a Group  (a) / /
                                                          (b)  -X-

  3     SEC Use Only

  4     Citizenship or Place of Organization
                Delaware

 NUMBER OF SHARES       5    Sole Voting Power
BENEFICIALLY OWNED              1,673,253
 BY EACH REPORTING
    PERSON WITH         6    Shared Voting Power
                                   215,500

                        7    Sole Dispositive Power
                                 1,673,253

                        8    Shared Dispositive Power
                                   215,500

    9     Aggregate Amount Beneficially Owned by Each Reporting Person
                  1,888,753

    10    Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)                               / /

    11    Percent of Class Represented by Amount in Row (9)
                     3.2%

    12    Type of Reporting Person (See Instructions)
                  PN

                             SCHEDULE 13G
CUSIP No.     103354 10 6                       Page 6 of 13


    1     Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person:
                  Strata LLC

    2     Check the Appropriate Box if a Member of a Gro  (a) / /
                                                          (b) /X/

    3     SEC Use Only

    4     Citizenship or Place of Organization
                  Delaware

   NUMBER OF SHARES       5    Sole Voting Power
  BENEFICIALLY OWNED                1,673,253
   BY EACH REPORTING
      PERSON WITH         6    Shared Voting Power
                                        215,500

                          7    Sole Dispositive Power
                                        1,673,253

                          8    Shared Dispositive Power
                                        215,500

 9     Aggregate Amount Beneficially Owned by Each Reporting Person
               1,888,753

 10    Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
       (See Instructions)                                 /  /

 11    Percent of Class Represented by Amount in Row (9)
               3.2%

 12    Type of Reporting Person (See Instructions)
               OO

                               SCHEDULE 13G
Item 1(a).    Name of Issuer:
                 The Boyds Collection, Ltd.

Item 1(b).    Address of Issuer's Principal Executive Offices:
                  350 South Street
                  McSherrystown, PA  17344

Item 2(a).    Name of Persons Filing:
                  KKR 1996 Fund L.P.
                  KKR Associates 1996, L.P.
                  KKR 1996 G.P. L.L.C.
                  KKR Partners II, L.P.
                  KKR Associates (Strata) L.P.
                  Strata LLC

Item 2(b).    Address of Principal Business Office or, if None,
              Residence:
                  c/o Kohlberg Kravis Roberts & Co.
                  9 West 57th Street
                  New York, NY  10019

Item 2(c).    Citizenship:
                  Delaware

Item 2(d).    Title of Class of Securities:
                  Common Stock, par value $0.0001 per share

Item 2(e).    CUSIP Number:
                 103354 10 6

Item 3.  If this Statement is Filed Pursuant to Rule 13d-1(b), or
         13d-2(b) or (c), Check Whether the Person Filing is a:

  (a)    / / Broker or dealer registered under Section 15 of the Exchange Act.
  (b)    / / Bank as defined in section 3(a)(6) of the Exchange Act.
  (c)    / / Insurance company as defined in Section 3(a)(19) of the Exchange
             Act.
  (d)    / / Investment company registered under Section 8 of the Investment
             Company Act.
  (e)    / / An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
  (f)    / / An employee benefit plan or endowment fund in accordance with Rule
             13d-1(b)(1)(ii)(F);
  (g)    / / A parent holding company or control person in accordance with Rule
             13d-1(b)(1)(ii)(G);
  (h)    / / A savings association as defined in Section 3(b) of the
             Federal Deposit Insurance Act;
  (i)    / / A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
  (j)    / / Group, in accordance with Rule 13d-1(b)(1)(ii)(J);

  If this statement is filed pursuant to Rule 13d-1(c), check this box. / /


                              (Page 8 of 13)

Item 4.  Ownership.

         (a)     Amount Beneficially Owned

                 KKR 1996 Fund L.P. ("Fund L.P.") holds directly, and has sole voting and dispositive power with respect to, 32,987,654 shares of Common Stock. As the general partner with voting and investment control of Fund L.P., KKR Associates 1996, L.P. ("Associates 1996 L.P.") may be deemed to be the beneficial owner of the shares of Common Stock held by Fund L.P. As the sole general partner of Associates 1996 L.P., KKR 1996 GP L.L.C. ("GP L.L.C.") also may be deemed to be the beneficial owner of the shares of Common Stock held by Fund L.P.

                 KKR Partners II, L.P. ("Partners II L.P.") holds directly, and has sole voting and dispositive power with respect to, 1,589,353 shares of Common Stock. KKR Associates (Strata) L.P. ("Associates (Strata) L.P.") holds directly, and has sole voting and dispositive power with respect to, 83,900 shares of Common Stock, and holds directly, and has shared voting and dispositive power, with respect to 215,500 shares of Common Stock, of which (i) 150,000 shares are held on behalf of Henry
         R. Kravis, (ii) 50,000 shares are held on behalf of Henry R. Kravis' wife, (iii) 8,000 shares are held on behalf of Perry Golkin and (iv) 7,500 shares are held on behalf of Nils Brous. As the general partner with voting and investment control of Partners II L.P., Associates (Strata) L.P. also may be deemed to be the beneficial owner of the shares of Common Stock held by Partners II L.P. As the sole general partner of Associates (Strata) L.P., Strata LLC also may be deemed to be the beneficial owner of the shares of Common Stock held by Partners II L.P. and Associates (Strata) L.P.

                 Messrs. Henry R. Kravis, George R. Roberts, Robert I. MacDonnell, Paul E. Raether, Michael W. Michelson, James H. Greene, Jr., Michael T. Tokarz, Perry Golkin, Scott M. Stuart and Edward A. Gilhuly are the members of GP L.L.C. and Strata LLC, and in such capacity may be deemed to share beneficial ownership of any securities beneficially owned by GP L.L.C. or Strata LLC, but each of the members disclaim any such beneficial ownership of Common Stock.

                            (Page 9 of 13)

         (b)     Percent of Class

                 See Item 11 of each cover page, which is based upon Item 5 of each cover page. See Item 4(a).

         (c)     Number of shares as to which such person has:
                 (i)      sole power to vote or to direct the vote

                          See Item 5 of each cover page.
                 (ii)     shared power to vote or to direct the vote

                          See Item 6 of each cover page.
                 (iii)    sole power to dispose or to direct the
                          disposition of

                          See Item 7 of each cover page.
                 (iv) shared power to dispose or to direct the disposition of

                          See Item 8 of each cover page.

Item 5.  Ownership of Five Percent or Less of a Class
         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of
         securities, check the following  [   ].

Item 6.  Ownership of More than Five Percent on Behalf of Another
         Person.
         Not applicable.

Item 7.  Identification and Classification of the Subsidiary
         Which Acquired the Security Being Reported on By the
         Parent Holding Company.
         Not applicable.

Item 8.  Identification and Classification of Members of the
         Group.
         Not applicable.

Item 9.  Notice of Dissolution of Group.
         Not applicable.

Item 10. Certifications.
         Not applicable.



                          (Page 10 of 13)

                                SIGNATURES
         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                            KKR 1996 FUND L.P.

                            By:   KKR Associates 1996, L.P.,
                                  general partner

                            KKR 1996 GP L.L.C., general partner

                            By:   /s/ William J. Janetschek
                                  -------------------------
                                  Name:      William J. Janetschek
                                  Title:     Attorney-in-fact for
                                             Henry R. Kravis

                            KKR ASSOCIATES 1996, L.P.

                            By:   KKR 1996 GP L.L.C., general partner

                            By:   /s/ William J. Janetschek
                                  -------------------------
                                  Name:      William J. Janetschek
                                  Title:     Attorney-in-fact for
                                             Henry R. Kravis

                            KKR 1996 GP L.L.C.

                            By:   /s/ William J. Janetschek
                                  -------------------------
                                  Name:      William J. Janetschek
                                  Title:     Attorney-in-fact for
                                             Henry R. Kravis

                            KKR PARTNERS II, L.P.

                            By:   KKR Associates (Strata) L.P.,
                                  general partner

                            By:   /s/ William J. Janetschek
                                  -------------------------
                                  Name:      William J. Janetschek
                                  Title:     Attorney-in-fact for
                                             Henry R. Kravis





                      (Page 11 of 13)

                            KKR ASSOCIATES (STRATA) L.P.

                            By:   Strata LLC, general partner


                            By:   /s/ William J. Janetschek
                                  -------------------------
                                  Name:      William J. Janetschek
                                  Title:     Attorney-in-fact for
                                             Henry R. Kravis

                            STRATA LLC


                            By:   /s/ William J. Janetschek
                                  -------------------------
                                  Name:      William J. Janetschek
                                  Title:     Attorney-in-fact for
                                             Henry R. Kravis


February 14, 2001











































                    (Page 12 of 13)

                                 EXHIBITS
         Exhibit 1 -    Joint Filing Agreement (previously filed)
         Exhibit 2 -    Power of Attorney (previously filed)

















































                            (Page 13 of 13)